EXECUTION COPY

Separation Agreement

This Separation Agreement (this “Agreement”) is made as of this 15th day of August, 2008 by and between NexCen Brands, Inc. (the “Company”) and Robert W. D’Loren (“Executive,” and together with the Company, the “Parties”).

WHEREAS, Executive has been employed by the Company under terms set forth in that certain Employment Agreement dated June 6, 2006, by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive desires to voluntarily resign as a director, an officer and employee of the Company (the “Separation”) effective as of August 15, 2008 (the “Separation Date”);

WHEREAS, the Parties’ rights and obligations with respect to certain incentive equity interests in the Company held by Executive are set forth in the Employment Agreement, the Company’s 1999 Equity Incentive Plan (the “Plan”), that certain Stock Option Agreement dated June 6, 2006, by and between the Company and Executive (the “Option Agreement”), and that certain Stock Purchase Warrant dated June 6, 2006, by and between the Company and Executive (the “Warrant Agreement,” and with the Option Agreement, collectively, the “Incentive Equity Agreements”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Acknowledgment of Separation. The Company hereby accepts Executive’s voluntary resignation as a director, an officer and employee of the Company as of the Separation Date, and from any and all other offices which he holds at the Company or any of the Company’s subsidiaries as of the Separation Date and as a fiduciary of any benefit plan of the Company as of the Separation Date. The Company expressly waives its right to 90 days written notice of such voluntary resignation by the Executive pursuant to Section 1.4(a) of the Employment Agreement.

2. Resignation of Office. Effective as of the Separation Date, Executive hereby voluntarily resigns his position as a director, an officer, and employee of the Company, and from any and all other offices which he holds at the Company or any of the Company’s subsidiaries or affiliates and as a fiduciary of any benefit plan of the Company or its subsidiaries. Executive hereby waives any grounds that would constitute resignation for “Good Reason” (as defined in Section 2.1 of the Employment Agreement). Executive hereby relinquishes his proxy to act as the designated proxy holder pursuant to any voting agreement under which Executive is currently named as the designated proxy holder (excluding any shares owned directly by him or for which he is the beneficial owner) and designates any authorized officer as the board of directors of the Company may appoint in his stead without further action. Executive acknowledges that he will have no authority or right to vote or act by written consent any shares covered by such voting agreements.

3. Press Release. The Company and Executive agree that the Company shall issue a press release substantially in the form attached hereto as Exhibit A promptly following the execution of this Agreement.

4. Payments Upon and After the Separation; Other Benefits.

(a) Final Payment. On the next regular payroll date following the Separation Date, Executive shall receive a lump sum payment of $13,415.69, which is equal to (i) final wages (including any salary amounts temporarily deferred by Executive, any accrued unused vacation pay, and any other employment compensation (totaling $173,557.03) owned for services performed for the Company (the “Wage Payment”) plus (ii) expense reimbursement and other credits due and owing to Executive (totaling $86,759.53), less (iii) $172,058.36 (the “Net Executive Reimbursement”), which shall be final adjustment and settlement of credits and debits between the Executive and the Company without necessarily the Executive’s agreement on the substance thereof; provided, however, that the Executive acknowledges that the Wage Payment has been adjusted for applicable federal, state and local tax withholdings before being reduced by the Net Executive Reimbursements. Executive represents and warrants that he has cancelled all accounts used by Executive or any Company employees for the conduct of Company business. The Company represents and warrants that it has instructed Company employees to cease using Executive’s accounts and credit cards for Company business, and has taken commercially reasonable steps to end all charges previously being applied to Executive’s accounts. Executive acknowledges that he is not entitled to any wages or reimbursement other than as set forth above.

(b) No Severance Benefits. Executive hereby acknowledges that as a result of his voluntary resignation, he is not entitled to (i) Severance Payments, pursuant to Section 1.4(b) of the Employment Agreement, (ii) severance under any other severance plan program or arrangement of the Company or (iii) any Benefits (as defined in Section 1.3(g) of the Employment Agreement) after the Termination Date, except as set forth in Section 1.4 (g) of the Employment Agreement or as provided herein.

(c) Stock Options and Warrants. The Parties agree that as of the Separation Date Executive has 1,724,649 vested options and warrants. Pursuant to the terms of the Incentive Equity Agreements, vested options and warrants will remain exercisable for 90 days following the Separation Date. Except for the foregoing, all unvested options and warrants granted previously to Executive prior to the Separation Date shall be forfeited immediately.

(d) Medical Continuation; COBRA and COBRA Premium Payments. Executive shall be entitled to continue to participate in the Company’s group medical plan(s) on the same basis as he previously participated for a one-year period following the Separation Date; provided that if Executive becomes eligible for health insurance coverage from another employer, any such coverage by the Company shall cease (the “Medical Continuation Period”). Executive shall be required promptly to notify the Company of his eligibility for health insurance coverage from another employer. Upon termination of the Medical Continuation Period, as required by the continuation coverage provisions of Section 4980B of the U. S. Internal Revenue Code of 1986, as amended (“the Code”), Executive shall be offered the opportunity to elect continuation coverage, at his sole expense, under the group medical plan(s) of the Company (“COBRA coverage”). The Company shall provide Executive with the appropriate COBRA coverage notice and election form for this purpose. The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents shall be determined in accordance with Section 4980B of the Code.

(e) Key Man Insurance. The Company hereby agrees to cancel any “key man” or similar life insurance policy with respect to Executive of which the Company or any of its subsidiaries is the beneficiary, effective as of the Separation Date.

5. Confidential Information; Inventions and Patents; Return of Corporate Property; Non-Competition and Non-Solicitation; Enforcement. Executive expressly acknowledges and reaffirms his understanding of and obligations under Sections 1.6, 1.7, 1.8, 1.9 and 1.10 of the Employment Agreement and that such provisions will survive and continue in full force in accordance with their terms notwithstanding Executive’s resignation. Notwithstanding the foregoing, the Parties agree that the Noncompete Period and Nonsolicitation Period (each as defined in Section 2.1 of the Employment Agreement, respectively) shall each be reduced to six (6) months. The Company acknowledges and affirms that, except as expressly set forth herein, there are no other contractual or similar restrictions on Executive’s post-employment activities. In the event of Executive’s material breach of his obligations under this provision, the length of the Noncompete Period and/or Nonsolicitation Period shall be increased by the amount of time during which Executive was in breach.

6. Property. The Company expressly acknowledges that the personal effects located and identified as such on Exhibit B is the property of Executive and the Parties agree that such property and Executive’s other personal possessions and personal papers shall be removed by, or at the direction of, Executive within seven (7) days following the Separation Date. The Parties acknowledge that the automobile set forth on Exhibit C is owned by Executive. Following the Separation Date, Executive expressly agrees to pay, discharge and perform when due all of the obligations related to such automobile and to indemnify and hold the Company harmless from any obligations or liabilities in respect of such automobile thereafter. The Parties acknowledge that certain computer equipment and ancillary devices owned by the Company and set forth on Exhibit B will be purchased from the Company by Executive and that such costs is included in the Net Executive Reimbursement amount owed by Executive pursuant to Section 4(a) of this Agreement.

7. No Disparaging Remarks. Executive hereby covenants to the Company and agrees that he will not, directly or indirectly, make or solicit or encourage others to make or solicit (publicly or that reasonably could be expected to become publicly known) any disparaging remarks concerning the Company, its subsidiaries, any current or former officers, directors, employees, or any of its products, services, businesses or activities. None of the Company, its subsidiaries or their respective executive officers or directors (but only for so long as they are employed by or otherwise serving the Company or its subsidiaries) will, directly or indirectly, make or solicit or encourage others to make or solicit (publicly or that reasonably could be expected to become publicly known) any disparaging remarks concerning Executive. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict any person from providing statements or information that such person believes in good faith to be necessary or advisable in connection with (i) any legal proceeding or any investigation conducted by or at the behest of the Company, any governmental or quasi-governmental authority or any third parties (ii) compliance with any legal or regulatory obligations or (iii) statements believed in good faith to be truthful that are made or provided in order to rebut or clarify statements made about such party.

8. Assistance, Cooperation, Future Litigation. Executive agrees that for a period of six (6) months following the Separation Date, upon request by the Company, Executive shall reasonably cooperate with the Company in connection with any matters Executive worked on during his employment with the Company and any related transitional matters. In addition, from the Separation Date and thereafter, Executive agrees to reasonably cooperate with the Company in the investigation or defense of any claims, actions, litigations, arbitrations, investigations, audits or proceedings, whether initiated by any governmental authority, private party or the Company, that may be made by or against the Company that affect Executive’s prior areas of responsibility or involve matters about which Executive has knowledge, except if Executive’s reasonable interests are adverse to the Company in such matter, and provided that such level of cooperation shall be reasonable and shall take due account of Executive’s work and personal commitments. The Company agrees to promptly reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 8.

9. Indemnification. Company expressly acknowledges and affirms its obligations as to indemnification, advancement of legal fees and directors and officer liability insurance to Executive, as and to the extent set forth in (i) Section 1.3(i) of the Employment Agreement, (ii) the Company’s Certificate of Incorporation, as amended (“Articles”), (iii) the Company’s Amended and Restated By-laws (“By-laws”) and (iii) any voting or registration agreements to which the Company entered into in connection with acquisitions, or (iv) at law. Such obligations will survive and continue in full force and effect in accordance with their terms notwithstanding Executive’s resignation. Advancement of expenses pursuant to such letters will be made pursuant to the Company’s Articles and By-laws, subject to Executive’s obligations to repay the Company under certain circumstances.

10. Governmental Filings. The Company and Executive each acknowledge and agree that the Company expects it will be required to disclose in a Current Report on Form 8-K and other filings with the Securities Exchange Commission the material terms of this Agreement and attaching as an exhibit to such filings a copy of this Agreement (including the press release), and they each hereby consent to such filings and disclosures.

11. Complete Agreement; Inconsistencies. This Agreement, the Plan, the Incentive Equity Agreements (to the extent awards are vested as of the date hereof) and the Employment Agreement (solely to the extent provisions thereof are incorporated herein), constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in this Agreement. For clarity and not by way of limitation, nothing herein shall impact in any manner the Executive’s equity interests in the Company (other than the incentive equity interests as specifically provided herein) or the Registration Rights Agreement dated June 6, 2006; provided that Executive for himself and his affiliates, heirs, successors, and assigns agree that the Blackout Period (as defined in such agreement) shall be extended until such time that all filings required to be made by the Company are current. The Parties acknowledge that the Employment Period (as defined in Section 1.1 of the Employment Agreement) is hereby terminated as of the Separation Date. In the event of any conflict or inconsistencies between the terms of this Agreement and the Plan, the Incentive Equity Agreements and the Employment Agreement, the terms of this Agreement shall govern.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction shall be applied against any Party.

13. No Third Party Beneficiaries. This Agreement is not intended for the benefit of any person other than the Parties, and no such other person shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

14. Tax Withholdings. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

15. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to the Company:

NexCen Brands, Inc.
1330 Avenue of the Americas
34th Floor
New York, NY 10019
Attn: Sue Nam, General Counsel
Ph:     (212) 277-1154
Fax:    (212) 247-7132

With a mandatory copy to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, DC 20005
Attn: Mark Director, Esq.
Ph:     (202) 879-5000
Fax:    (202) 879-5200

If to Executive:

Robert W. D’Loren
c/o Proskauer Rose, LLP
1585 Broadway
NYC, NY 10036
Attn: Michael S. Sirkin

16. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

17. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

19. Successors and Assigns. The Parties’ obligations hereunder shall be binding upon their successors and assigns. The Parties’ rights shall inure to the benefit of, and be enforceable by, any of the Parties’ respective successors and assigns. The Company may and shall assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company, and such successor in interest shall promptly deliver to Executive a written assumption of the obligations hereunder. In the event that the Company is dissolved, all obligations of the Company under this Agreement shall be provided for in accordance with applicable law.

20. Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictions, which shall be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.

21. Headings. The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

22. Disputes. Except as set forth in this paragraph or with regard to any rights of indemnification, advancement of legal fees or directors and officers liability insurance; any dispute, claim or difference arising out of this Agreement will be settled exclusively by binding arbitration in accordance with the rules of JAMS. The arbitration will be held New York City unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 22 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the Parties unless the arbitrator determines that any Party has acted in bad faith, in which event the arbitrator shall have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator shall be granted and shall be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise. As to claims not relating to Employment Laws, the arbitrator shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant. The decision and award of the arbitrator shall be in writing and copies thereof shall be delivered to each Party. The decision and award of the arbitrator shall be binding on all Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator or as otherwise excepted above. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party. Section 3.12 of the Employment Agreement shall be of no further force or effect.

23. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Agreement.

DATED: August 15, 2008	By:	/s/ Robert W. D’Loren
Robert W. D’Loren

DATED: August 15, 2008	NexCen Brands, Inc.

	By:	/s/ Kenneth J. Hall
	Name:	Kenneth J. Hall
	Title:	Chief Financial Officer

Exhibit A - Press Release

NexCen Brands Announces
Resignation of CEO Robert W. D’Loren

Kenneth J. Hall Appointed CEO

NEW YORK – August [_], 2008 – NexCen Brands, Inc. (NASDAQ: NEXC), today announced that Robert W. D’Loren has resigned as Chief Executive Officer and President and as a member of the Company’s Board of Directors, effective August 15, 2008. Kenneth J. Hall, currently Executive Vice President, Chief Financial Officer and Treasurer, has been appointed Chief Executive Officer.

“We are pleased to have Ken take on the role of CEO,” stated David S. Oros, Chairman of NexCen Brands. “We are confident in his ability to lead NexCen as the Company works to complete a restructuring of its financing arrangements and continues to execute the business restructuring plan initiated in May, which focuses on our franchising business.”

Mr. Hall is a seasoned executive with more than 25 years of cross-functional operating, strategic and financial leadership experience for public and private companies across a variety of industries. As an executive of middle-market global companies with revenues up to $1 billion, his experience has spanned all core operations and market sectors. He has held executive leadership positions with NYSE and NASDAQ-listed companies as well as private companies, including Global DirectMail, Icon CMT Corp., the National Football League, and Mercator Software, where he helped lead its financial turnaround following a financial restatement and SEC investigation. Prior to joining NexCen, Mr. Hall most recently served as Chief Financial Officer and Treasurer of Seevast Corp, a leading online-media holding company comprised of ad networks, Pulse 360 and Kanoodle, as well as a domain asset management company, Moniker, for which Mr. Hall led a successful sale process.

Mr. Hall holds a B.S. in Finance from Lehigh University and a M.B.A. from Golden Gate University. He is a member of the National Association of Corporate Directors.

The Company plans to commence a search for a new Chief Financial Officer.

Exhibit B

Personal Effects:

Dog Theme Lamp

Polo Lamp

All art and photos in office

Bill Blass and Peter Max Photo

Couch and pillows

5 chairs

Desk and desk chair

Computer table

Coffee table

(1) lamp end table

(2) garbage cans (ledger books)

Trolley (shelf unit)

Umbrella stand

Stark carpet

Super Bowl art

Computer Equipment and Ancillary Devices:

(2) Laptop Computers

(1) Blackberry

Exhibit C - Automobile

2008 Black Chevrolet Van
VIN Number: 1GBGG25K281143770